UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2020

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

51 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	SPWR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 31, 2020, SunPower Corporation (the “Company”), Maxeon Solar Technologies, Ltd. (“Maxeon”) and Tianjin Zhonghuan Semiconductor Co., Ltd. (“TZS”) entered into a Letter Agreement Related to Purchase Price Deposit (the “Letter Agreement”), with respect to the Investment Agreement dated November 8, 2019, by and among the Company, Maxeon, TZS, and, with respect to certain sections, Total Solar INTL SAS (the “Investment Agreement”), as amended to date. Pursuant to the Letter Agreement, the parties agreed, among other things, that TZS would deposit $84.2 million of the purchase price into an escrow account (as it did on July 30, 2020), and thereafter, subject to specified conditions, within two business days after the last to occur of (i) Maxeon’s Form 20-F being declared effective by the Securities and Exchange Commission and copies mailed to record holders, (ii) August 12, 2020, and (iii) the first to occur of (A) applicable government approvals in connection with the transfer of the balance of the purchase price to the escrow account, and (B) September 23, 2020, TZS will deposit, or will cause to be deposited, into the escrow account an amount in cash equal to the remainder of the purchase price. There can be no assurance that the spin-off or investment contemplated by the Investment Agreement, as amended to date and modified by the Letter Agreement, will ultimately be completed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

July 31, 2020	By:	/S/ KENNETH L. MAHAFFEY
	Name:	Kenneth L. Mahaffey
	Title:	Executive Vice President and General Counsel